Exhibit 99.3

[MILLER STRATVERT P.A. LETTERHEAD]

[_____________], 2023

To:	The persons listed on Exhibit A attached hereto

Re:	Opinion Concerning New Mexico Constitutional Issues Pertaining to Energy Transition Bonds, Series A of PNM Energy Transition Bond Company I, LLC

Ladies and Gentlemen,

We have acted as New Mexico counsel for Public Service Company of New Mexico (“PNM”), a New Mexico corporation, and PNM Energy Transition Bond Company I, LLC, a Delaware limited liability company (the “Issuer”), in connection with the Registration Statement on Form SF-1 (File Nos. 333-274433 and 333-274433-01) filed on September 8, 2023, and amended by Amendment No. 1 thereto filed on October [__], 2023, by PNM and the Issuer with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to the proposed issuance by the Issuing Entity of its Energy Transition Bonds, Series A (the “Bonds”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the [TBD], dated as of [________], 2023, among PNM, the Issuer and the underwriters named therein.

The Issuer is issuing the Bonds pursuant to the Financing Order1 approved by the New Mexico Public Regulation Commission (“Commission”) in NMPRC Case No. 19-00018-UT. The Financing Order was approved by the Commission in accordance with the Energy Transition Act.2 We have also reviewed (a) the Order on Remand Adopting Uncontested Stipulation, dated September 21, 2023, issued by the Commission (the “2023 NMPRC Order”), which affirmed, among other things: (1) the validity of the Financing Order and the authorizations and approvals granted to PNM therein, including the Financing Order’s determination of its irrevocability and PNM’s ongoing authority to cause the issuance of up to $360.1 million of energy transition bonds pursuant to the Financing Order, and (2) the non-impairment pledge pursuant to the Financing Order and the ETA, and (b) the [Order of Dismissal and Mandate] issued by the New Mexico Supreme Court on [______], 2023, in Public Serv. Co. of N.M. v. N.M. Pub. Regulation Comm’n, Case No. S-1-SC-39440, involving an appeal of the Commission’s Final Order Adopting Recommended Decision with Additions, Case No. 19-00018-UT (in the Matter of Abandonment of San Juan Generating Station) (June 29, 2022) (“Show Cause Order”). The 2023 NMPRC Order resolved the Show Case Order and the related appeal in Case No. S-1-SC-39440.

1 Final Order on Request for Issuance of a Financing Order, Case No. 19-00018-UT (April 1, 2020), approving and adopting Recommended Decision on PNM’s Request for Issuance of a Financing Order, Case No. 19-00018-UT (Feb. 21, 2020) (collectively, “Financing Final Order”).

2 NMSA 1978, §§ 62-18-1 to -23 (2019).

PNM and the Issuer have requested that we furnish our opinion to you as to whether, in a properly prepared and presented case:

1.            A court of competent jurisdiction applying New Mexico law would conclude:

(a) that the State Pledge (as defined below) constitutes a contractual relationship between the Bondholders and the State of New Mexico; and

(b) under applicable State of New Mexico constitutional principles relating to the impairment of contracts, that, absent a demonstration by the State of New Mexico that a substantial impairment of that contract is reasonable and necessary to further a significant and legitimate public purpose, the bondholders could successfully challenge under the New Mexico contract clause the constitutionality of legislative action that alters, impairs, or reduces the value of energy transition property or energy transition charges prior to the Bonds and any other costs are fully paid and discharged.;

2.            A court of competent jurisdiction applying New Mexico law would conclude that the State of New Mexico would be required to pay just compensation to the Bondholders if the State of New Mexico, undertook any action in contravention of the State Pledge that: (a) constituted a permanent appropriation of a substantial property interest of the Bondholders in the Bonds or the Energy Transition Property or denied all of or substantially all of the practical use of the Energy Transition Property; (b) destroyed the Energy Transition Property, other than in response to emergency conditions; or (c) substantially altered, impaired or reduced the Energy Transition Property in a manner that inflicts a severe economic impact on such Bondholders and unduly interferes with their reasonable expectations, unless adequate provisions were made by law for the protection of Bondholders;

3.            A court of competent jurisdiction applying New Mexico law would conclude that: (i) the Energy Transition Act has been duly enacted by the New Mexico legislature in accordance with all applicable laws and is in full force and effect; (ii) the effectiveness or constitutionality of the Energy Transition Act under the Constitution of the State of New Mexico (insofar as it relates to the Bonds and to the Transaction) was, to the best of our knowledge as of [           ], 2023, not the subject of any pending appeal or litigation (although we cannot assure you that a lawsuit challenging the validity of the Energy Transition Act will not be filed in the future or that, if filed, will not be successful); and (iii) if the constitutionality of the Energy Transition Act were challenged, a New Mexico Court applying New Mexico substantive law would conclude under applicable State of New Mexico constitutional principles that the Energy Transition Act is constitutional; and

4.            Any attempt by the State of New Mexico or any agency or instrumentality of the State of New Mexico to repeal or amend the Energy Transition Act or the Financing Order or to take other action in a manner that alters the rights of the Bondholders would be subject to a preliminary injunction if a state court in New Mexico hearing a request therefor finds (i) that the party requesting such injunctive relief has a likelihood of success on the merits, (ii) that such party will suffer irreparable harm if the preliminary injunctive relief is not granted, (iii) that no adequate, alternative remedy at law exists and (iv) that the issuance of such injunctive relief would not adversely affect the public interest; further, upon final adjudication of the challenged repeal, amendment or other action, the alleged wrongful conduct would be subject to a permanent injunction if the petitioning party succeeds on the merits and the Court hearing a request therefor makes the findings set forth in clauses (ii) through (iv).

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5.            A court of competent jurisdiction applying New Mexico law would conclude that the Energy Transition Act is not subject to referendum as provided in Article IV, Section 1 of the New Mexico Constitution.

The following provisions of the Energy Transition Act (“ETA”), NMSA 1978, §§ 62-18-1 to -23 (2019, as amended through 2023) are particularly relevant for the opinions we have been asked to provide:

NMSA 1978, § 62-18-19 (2019):

A.           The state pledges to and agrees with the bondholders, any assignee and any financing parties that the state shall not take or permit any action that impairs the value of energy transition property, except as allowed pursuant to Section 6 of the Energy Transition Act, or reduces, alters or impairs energy transition charges that are imposed, collected and remitted for the benefit of the bondholders, any assignee and any financing parties, until the entire principal of, interest on and redemption premium on the energy transition bonds, all financing costs and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid in full and performed in full.

B.            Any person who issues energy transition bonds is permitted to include the pledge specified in Subsection A of this section in the energy transition bonds, ancillary agreements and documentation related to the issuance and marketing of the energy transition bonds.

NMSA 1978, § 62-18-7 (2019). The provisions of NMSA 1978, § 62-18-7 (2019) are referred to herein as the “State Pledge”:

A.           A financing order is irrevocable and the commission shall not reduce, impair, postpone or terminate the energy transition charges approved in the financing order, the energy transition property or the collection or recovery of energy transition revenues.

NMSA 1978, § 62-18-9 (2019):

A.           A financing order shall remain in effect until the energy transition bonds issued pursuant to the financing order and any related financing costs have been paid in full.

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NMSA 1978, § 62-18-12 (2019):

A.           Energy transition property that is created in a financing order shall constitute an existing, present property right, notwithstanding that the imposition and collection of energy transition charges depend on the qualifying utility continuing to provide electric energy or continuing to perform its service functions relating to the collection of energy transition charges or on the level of future energy consumption. Energy transition property shall exist whether or not the energy transition revenues have been billed, have accrued or have been collected and notwithstanding that the value or amount of the energy transition property is dependent on the future provision of electric energy or service to customers by the qualifying utility.

B.           All energy transition property created in a financing order shall continue to exist until the energy transition bonds issued and all related financing costs pursuant to a financing order are paid in full.

NMSA 1978, § 62-18-22 (2019).

Effective on the date that energy transition bonds are first issued under the Energy Transition Act, if any provision of that act is invalidated, superseded, replaced, repealed or expires for any reason, that occurrence shall not affect the validity of any action allowed pursuant to that act that is taken by the commission, a qualifying utility, an assignee or any other person, a collection agent, a financing party, a bondholder or a party to an ancillary agreement and, to prevent the impairment of energy transition bonds issued or authorized in a financing order issued pursuant to the Energy Transition Act, any such action shall remain in full force and effect with respect to all energy transition bonds issued or authorized in a financing order pursuant to the Energy Transition Act before the date that such provision is held to be invalid or is invalidated, superseded, replaced, repealed or expires for any reason.

Based upon our review of the pertinent statutory and constitutional provisions and relevant reported judicial decisions, and subject to the qualifications, limitations and assumptions set forth in this letter, it is our opinion that in a properly prepared and presented case:

1.            A court of competent jurisdiction applying New Mexico law would conclude:

(a) that the State Pledge constitutes a contractual relationship between the Bondholders and the State of New Mexico; and

(b) under applicable State of New Mexico constitutional principles relating to the impairment of contracts, that, absent a demonstration by the State of New Mexico that a substantial impairment of that contract is reasonable and necessary to further a significant and legitimate public purpose, the bondholders could successfully challenge under the New Mexico contract clause the constitutionality of legislative action that alters, impairs, or reduces the value of energy transition property or energy transition charges prior to the Bonds and any other costs are fully paid and discharged;

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2.            A court of competent jurisdiction applying New Mexico law would conclude that the State of New Mexico would be required to pay just compensation to the Bondholders if the State of New Mexico, undertook any action in contravention of the State Pledge that: (a) constituted a permanent appropriation of a substantial property interest of the Bondholders in the Bonds or the Energy Transition Property or denied all of or substantially all of the practical use of the Energy Transition Property; (b) destroyed the Energy Transition Property, other than in response to emergency conditions; or (c) substantially altered, impaired or reduced the Energy Transition Property in a manner that inflicts a severe economic impact on such Bondholders and unduly interferes with their reasonable expectations, unless adequate provisions were made by law for the protection of Bondholders;

3.            A court of competent jurisdiction applying New Mexico law would conclude that: (i) the Energy Transition Act has been duly enacted by the New Mexico legislature in accordance with all applicable laws and is in full force and effect; (ii) the effectiveness or constitutionality of the Energy Transition Act under the Constitution of the State of New Mexico (insofar as it relates to the Bonds and to the Transaction) was, to the best of our knowledge as of [           ], 2023, not the subject of any pending appeal or litigation (although we cannot assure you that a lawsuit challenging the validity of the Energy Transition Act will not be filed in the future or that, if filed, will not be successful); and (iii) if the constitutionality of the Energy Transition Act were challenged, an New Mexico Court applying New Mexico substantive law would conclude under applicable State of New Mexico constitutional principles that the Energy Transition Act is constitutional; and

4.            Any attempt by the State of New Mexico or any agency or instrumentality of the State of New Mexico to repeal or amend the Energy Transition Act or the Financing Order or to take other action in a manner that alters the rights of the Bondholders would be subject to preliminary injunction if a state court in New Mexico hearing a request therefor finds (i) that the party requesting such injunctive relief has a likelihood of success on the merits, (ii) that such party will suffer irreparable harm if the preliminary injunctive relief is not granted, (iii) that no adequate, alternative remedy at law exists and (iv) that the issuance of such injunctive relief would not adversely affect the public interest; further, upon final adjudication of the challenged repeal, amendment or other action, the alleged wrongful conduct would be subject to a permanent injunction if the petitioning party succeeds on the merits and the Court hearing a request therefor makes the findings set forth in clauses (ii) through (iv).

5.            A New Mexico Court would conclude that the Energy Transition Act is not subject to referendum as provided in Article 4, Section 1 of the New Mexico Constitution.

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I.            THE NEW MEXICO CONTRACT CLAUSE

Article II, Section 19 of the New Mexico Constitution provides: “No ex post facto law, bill of attainder nor law impairing the obligation of contracts shall be enacted by the legislature.” In evaluating whether a legislative action violates the New Mexico Contract Clause, New Mexico courts generally will apply the same methodology the United States Supreme Court employs to examine challenges under the federal Contract Clause. See Los Quatros, Inc. v. State Farm Life Ins. Co., 1990-NMSC-082, ¶¶ 23, 35, 110 N.M. 750, 800 P.2d 184. Where the State is a party to the contract, thus implicating its own self-interest, the court generally will not defer to legislative judgment, as is customary in reviewing economic and social regulation. See U.S. Tr. Co. of N.Y. v. New Jersey, 431 U.S. 1, 22-23 (1977); accord Los Quatros, Inc., 1990-NMSC-082, ¶ 26.

The Court will first determine whether a contractual relationship exists. Whitely v. N.M. State Pers. Bd., 1993-NMSC-019, ¶ 9, 115 N.M. 308, 850 P.2d 1011. If so, the “the threshold inquiry is whether the state law has, in fact, operated as a substantial impairment of [the] contractual relationship.” Los Quatros, Inc., 1990-NMSC-082, ¶ 27 (internal quotation marks and quoted authority omitted).

If the answer to the threshold inquiry is that the state regulation does indeed constitute a substantial impairment, the state must have a significant and legitimate public purpose behind the regulation, so that there is some guarantee that the state is exercising its police power, rather than providing a benefit to special interests. Finally, once a legitimate public purpose has been identified, the reviewing court must determine whether the adjustment of the rights and responsibilities of contracting parties is based upon reasonable conditions and is of a character appropriate to the public purpose justifying the legislation’s adoption.

Id. ¶ 28 (internal quotation marks, quoted authority, alterations, and citations omitted); see also Temple Baptist Church, Inc. v. City of Albuquerque, 1982-NMSC-055, ¶¶ 43-44, 98 N.M. 138, 646 P.2d 565 (concluding that sign ordinance was legitimate exercise of City’s police power and thus did not unconstitutionally impair the obligation of contract).

A.           Existence of a Contractual Relationship

“A prerequisite to a finding that a contract obligation is unconstitutionally impaired is proof of the existence of a contract, the benefits of which are somehow denied to the claimant due to the effect of legislation or other governmental action.” Whitely, 1993-NMSC-019, ¶ 9. “Contractual rights are not created by statute unless the language of the statute and the circumstances . . . manifest a legislative intent to create private rights of a contractual nature enforceable against the State.” Id. ¶ 10 (internal quotation marks and quoted authority omitted); see also Pierce v. State, 1996-NMSC-001, ¶ 17, 121 N.M. 212, 910 P.2d 288 (“We will find that a statute confers contractual rights when the language expressly so states, or the statute by clear and unambiguous terms indicates that the State specifically entered into a bargain with a party in fact as found in their language or by implication from other circumstances, as affected by rules of law.” (Internal quotation marks and quoted authority omitted.)). To determine if a contract exists, the court will apply well-known tenets of statutory construction.

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In addressing issues of statutory interpretation, [the court] must determine and effectuate the intent of the legislature, using the plain language of the statute as the primary indicator of legislative intent. The words of a statute, including terms not statutorily defined, should be given their ordinary meaning absent clear and express legislative intention to the contrary. No part of a statute should be construed so that it is rendered surplusage.

Whitely, 1993-NMSC-019, ¶ 5 (citations omitted). “[The court] will find a contract only where the language is clear and unambiguous, and [the court] will resolve any uncertainty in favor of finding no contract;” the court will “decline to imply private contractual rights enforceable against the State.” Pierce, 1996-NMSC-001, ¶¶ 30, 41. “To do so would play havoc with basic principles of contract law, traditional contract clause analysis and, most importantly, the fundamental legislative prerogative to reserve to itself the implicit power of statutory amendment and modification.” Id. ¶ 41. (Internal quotation marks and quoted authority omitted.).

In Hayner v. Board of Commissioners of Dona Ana County, the New Mexico Supreme Court affirmed a writ of mandamus where the petitioner challenged the County’s failure to levy a tax for the purpose of paying wild animal bounties as required by statute. 1924-NMSC-013, ¶¶ 1, 4-5, 29 N.M. 311, 222 P. 657. The Court did not quote the specific statutory language but nonetheless concluded:

The Legislature through the sections of the Code above mentioned had offered to pay to every one a certain bounty upon specified wild animals. The animals had been killed, and evidence thereof had been presented to the county clerk of the county as provided by the statute, and certificates of indebtedness had been issued to various persons, to the right of whom the appellee had succeeded, and others similarly situated held such certificates. The offering of this reward and the performance by the various people of the conditions mentioned in the statute constituted a contract between the county of Doña Ana and the respective persons concerned. Thereby vested rights arose between the parties and the county. To allow the repeal of the statute under which these rights became vested to operate to destroy the right would be to impair the obligation of the contract between the parties, and would be violative of the Constitution of the United States (article 1, § 10, cl. 1) as well as section 19 of article 2 of the state Constitution. That such a right may not be taken away by legislation.

Id. ¶ 3. The Court stated: “[T]he bounty already earned must be held to be secured against legislative invasion” and that repeal of the statute “cannot be allowed to operate to defeat rights already vested in persons who had performed the conditions mentioned in the statute.” Id. ¶¶ 4-5; see also Rubalcava v. Garst, 1949-NMSC-035, ¶¶ 11-12, 53 N.M. 295, 206 P.2d 1154 (holding that legislation requiring that contracts to make bequests must be written to be enforceable unconstitutionally impaired vested rights in oral contract to make bequest which was fully performed and otherwise enforceable before effective date of legislation).

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In contrast, the New Mexico appellate courts have been reluctant to find a contractual relationship in cases regarding employee benefits and the like set forth by statute. See, e.g., Whitely, 1993-NMSC-019, ¶¶ 10-11 (concluding that statute stating that “[a]t the time of transfer, the juvenile probation officers, support staff and chiefs shall retain their current classification and salary” did not create contract). “It is well established that statutes fixing the compensation or terms of public employment are presumed merely to establish public policy subject to legislative revision, and not create contractual or vested rights.” Id. The Court rejected a finding of any continuing right to future accruals of annual leave at previous statutory rates because “[c]ontractual rights are not created by statute unless the language of the statute and the circumstances . . . manifest a legislative intent to create private rights of a contractual nature enforceable against the State.” Id. (Internal quotation marks and citation omitted); see also Pierce, 1996-NMSC-001, ¶ 47 (finding no private rights of retirees to tax exemptions on retirement income after prior tax exemption statute was repealed, on theory that “principal function of a legislature is not to make contracts, but to make laws that establish the policy of the state” (Internal quotation marks and citation omitted.)); Yates v. Hawkins, 1942-NMSC-029, ¶¶ 1, 17-18, 46 N.M. 249, 126 P.2d 476 (concluding no contract existed between State and former land owner after State acquired title for tax delinquency and former land owner did not attempt to redeem during redemption period: “We do not see how there could possibly be a contract between the former owner and the State that could be violated or impaired by the provisions of the 1939 Act. In the passage of the 1937 Tax Act the Legislature said, in effect, that after the State has acquired title the former owner may repurchase the property upon certain terms and conditions. This in itself could not be construed as a contract, but at most simply an offer to the former owner or an act of grace, having none of the essential elements of a binding contract.”)).

Section 62-18-19 provides:

A. The state pledges to and agrees with the bondholders, . . . that the state shall not take or permit any action that impairs the value of energy transition property, except as allowed pursuant to Section 6 of the Energy Transition Act, or reduces, alters or impairs energy transition charges that are imposed, collected and remitted for the benefit of the bondholders, any assignee and any financing parties, until the entire principal of, interest on and redemption premium on the energy transition bonds, all financing costs and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid in full and performed in full.

B. Any person who issues energy transition bonds is permitted to include the pledge specified in Subsection A of this section in the energy transition bonds, ancillary agreements and documentation related to the issuance and marketing of the energy transition bonds.

While the plain language of the statute does not mention “contract,” the statute contains an express pledge and agreement by the State and its Legislature to forgo legislative action that might impair rights under the ETA “until the entire principal of, interest on and redemption premium on the energy transition bonds, all financing costs and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid in full and performed in full.” Id. Subsection B also contemplates reliance upon this pledge by “[a]ny person who issues energy transition bonds.” Id. This does not appear to be simply an articulation of policy, but rather constitutes a pledge by the State to not impair rights accrued and actions taken under the ETA. As in Hayner, the State’s pledge and the parties’ performance pursuant to the ETA appears to constitute a contract subject to the constitutional prohibition against legislative impairment. 1924-NMSC-013, ¶ 3.

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The United States Supreme Court’s analysis in United States Trust Co. of New York supports this construction. 431 U.S. 1 (1977). In that case, the Supreme Court found a clear intent to create a contract in a covenant between New Jersey, New York, and certain bondholders that restricted the ability of the Port Authority of New York and New Jersey to subsidize rail transportation. 431 U.S. at 18. The statute stated:

The 2 States covenant and agree with each other and with the holders of any affected bonds . . . that so long as any of such bonds remain outstanding and unpaid and the holders thereof shall not have given their consent as provided in their contract with the port authority . . . neither the States nor the port authority . . . will apply any of the rentals, tolls, fares, fees, charges, revenues or reserves, which have been or shall be pledged in whole or in part as security for such bonds, for any railroad purposes whatsoever other than permitted purposes hereinafter set forth.

Id. at 9-10 (emphasis added). Based on this provision and upon finding that the purpose of the covenant was to invoke the protection of the federal contract clause, the Court had “no doubt” that the covenant represented a contractual obligation of the two States. See id. at 18.

Under a plain reading of these two statutes, no material distinction appears between a pledge and a covenant. Section 62-18-19 provides that the State “pledges to and agrees with the bondholders” to refrain from taking certain actions that would impair the energy transition property or charges. It also recognizes that investors will rely on its terms. See § 62-18-19(B). These provisions suggest that the Legislature intended the State Pledge to constitute a contractual commitment. Accordingly, the State has held itself out directly to bondholders as pledging and agreeing not to take any action that impairs the energy transition property or charge and should reasonably anticipate that bondholders and others would rely on that pledge by the State.

Additional provisions of the ETA support this conclusion. Section 62-18-7(A) provides that “[a] financing order is irrevocable and the commission shall not reduce, impair, postpone or terminate the energy transition charges approved in the financing order, the energy transition property or the collection or recovery of energy transition revenues.” And such “financing order shall remain in effect until the energy transition bonds issued pursuant to the financing order and any related financing costs have been paid in full.” Section 62-18-9(A). This language mirrors the intent of the State Pledge and extends any limits on the State to the Commission “until the energy transition bonds issued pursuant to the financing order . . . have been paid in full.” Id. Similarly, the “[e]nergy transition property that is created in a financing order shall constitute an existing, present property right . . . [and] shall continue to exist until the energy transition bonds issued and all related financing costs pursuant to a financing order are paid in full.” Section 62-18-12(A), (B). The Legislature further stated:

Effective on the date that energy transition bonds are first issued under the Energy Transition Act, if any provision of that act is invalidated, superseded, replaced, repealed or expires for any reason, that occurrence shall not affect the validity of any action allowed pursuant to that act that is taken by the commission, a qualifying utility, an assignee or any other person, a collection agent, a financing party, a bondholder or a party to an ancillary agreement and, to prevent the impairment of energy transition bonds issued or authorized in a financing order issued pursuant to the Energy Transition Act, any such action shall remain in full force and effect with respect to all energy transition bonds issued or authorized in a financing order pursuant to the Energy Transition Act before the date that such provision is held to be invalid or is invalidated, superseded, replaced, repealed or expires for any reason.

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Section 62-18-22. Together, all of these provisions strongly suggest the State’s intent to be contractually bound by its pledge and to refrain from taking any action that would otherwise impair or infringe upon the Energy Transition Property or Energy Transition Charges.

B.           Existence of a Substantial Impairment

If a court determines that a contractual relationship exists, it will evaluate “whether the state law has, in fact, operated as a substantial impairment of [the] contractual relationship.” Los Quatros, Inc., 1990-NMSC-082, ¶ 27 (internal quotation marks and quoted authority omitted); see also id., ¶ 35 (“We see no reason why th[e] evaluation [of a claim under the New Mexico Contract Clause] should be performed using a different approach than that employed by the United States Supreme Court in federal Contract Clauses cases.”). “The severity of the impairment is said to increase the level of scrutiny to which the legislation will be subjected.” Id. (alterations, internal quotation marks, and citations omitted). “[A]n increasingly severe impairment must be justified by an increasingly important public purpose.” Id. ¶ 30. However, even slight impairment could be constitutionally suspect “if there were no legitimate public purpose behind the impairing statute.” Id. (emphasis in original).

In Los Quatros, Inc., the New Mexico Supreme Court considered whether a statute stating that “[t]here shall be no enforcement of a prepayment penalty in said mortgages” “unconstitutionally impairs” real property loan contracts that contained pre-payment prohibitions. 1990-NMSC-082, ¶ 1. The Court determined that “at least a significant (and perhaps a substantial) impairment of a contractual relationship” existed. Id. ¶ 29. However, the Court was “not impressed that this frustration of the lender’s expectations is unduly severe, particularly when [it] consider[ed] that the industry here - the banking industry - has long been extensively regulated.” Id. The Court then considered the impairment against the statute’s public purpose, promoting the alienability of land, and found the statute “sufficiently tailored to accomplishment of its purpose to withstand an attack on its constitutionality.” Id. ¶¶ 30-32.

The Supreme Court in Hayner, as discussed above, found unconstitutional impairment of a contract when the statute mandating a tax levy was repealed. 1924-NMSC-013, ¶¶ 2-3. This case pre-dates Los Quatros, Inc. by sixty-six years and did not consider questions of public purpose. See id. Rather, the Court found a contract between the county and the persons seeking payment on wild animal bounties and that “vested rights arose between the parties and the county.” Id. ¶ 3; see also Pierce, 1996-NMSC-001, ¶ 17 (“[C]ontractual rights may create a vested right.”).

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Without a specific legislative action to consider, nothing in this letter can express any opinion as to how a court would rule on whether it would impair the State Pledge. That question is fact specific and would necessarily depend on the precise content of the action.

C.           Balancing Impairment with Public Purpose

If the court finds a substantial impairment, it will consider the public purpose of the arguably offending statute and balance the two.

If the answer to the threshold inquiry is that the state regulation does indeed constitute a substantial impairment, the state must have a significant and legitimate public purpose behind the regulation, so that there is some guarantee that the state is exercising its police power, rather than providing a benefit to special interests. Finally, once a legitimate public purpose has been identified, the reviewing court must determine whether the adjustment of the rights and responsibilities of contracting parties is based upon reasonable conditions and is of a character appropriate to the public purpose justifying the legislation’s adoption.

Los Quatros, Inc., 1990-NMSC-082, ¶ 28 (internal quotation marks, quoted authority, and notation of alterations omitted). Without a public purpose, even legislation that operates as a slight impairment may be constitutionally suspect. See id. ¶ 30. “[A]n increasingly severe impairment must be justified by an increasingly important public purpose.” Id.

In Los Quatros, Inc., the Court determined that the public purpose of the statute precluding enforcement of prepayment penalties was the alienability of land, a basic societal interest. See id. ¶ 31. Such purpose was neither insignificant nor illegitimate. See id. Noting New Mexico’s presumption of constitutionality, the Court continued that “as to the existence of reasonable conditions and a character appropriate to the public purpose . . . we think the legislation here is sufficiently tailored to accomplishment of its purpose to withstand an attack on its constitutionality.” Id. ¶ 32.

D.           Balancing Test is a Factual Inquiry

The balancing of substantial impairment with any proposed public purpose is a factual inquiry, and any outcome of a challenge to legislative action under the New Mexico Contract Clause will depend on the particular facts at issue. See id. ¶ 30. Such balancing necessarily places legislative enactments at the mercy of judges’ views as to the importance of the measures the legislature enacts, but such is the nature of judicial review. If the constitutional prohibition is not to be applied with literal exactness, the fate of legislation must necessarily depend on how the courts perform the often difficult task of balancing the importance of the legislation against the infringement of the interests protected by the Constitution.

Id. (internal quotation marks and quoted authority omitted).

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No way exists to predict or describe the precise form a future legislative action could take, the circumstances under which it might be enacted, or the public purpose behind its enactment. The form, nature, and facts surrounding litigation that might arise to challenge a legislative action are also unpredictable. Thus, whether a court would determine that a future legislative action would be an unconstitutional impairment of the State Pledge, and whether such a legislative action would be viewed as a reasonable and necessary means to address a legitimate public purpose, cannot reasonably be predicted at this time.

E.            Opinion on New Mexico Contract Clause

Based on our review of relevant judicial authority, as discussed in this opinion, but subject to the qualifications, limitations and assumptions set forth herein, it is our opinion that in a properly prepared and presented case before a court of competent jurisdiction applying New Mexico law:

a.	the court would conclude that the State Pledge constitutes a contractual relationship between the bondholders and the State for purposes of the New Mexico Contract Clause; and

b.	absent a demonstration by the State that a substantial impairment of that contract is reasonable and necessary to further a significant and legitimate public purpose, the bondholders could successfully challenge under the New Mexico contract clause the constitutionality of legislative action that alters, impairs, or reduces the value of energy transition property or energy transition charges prior to the Bonds and any other costs are fully paid and discharged.

II.            AVAILABILITY OF INJUNCTIVE RELIEF

A preliminary or permanent injunction may provide the most effective remedy to foreclose any attempt by the State of New Mexico or any agency or instrumentality of the State to repeal or amend the ETA or the Financing Order or to take other action in a manner that alters, impairs, or reduces the rights of the bondholders in violation of the Contract Clause. See Rule 1-066 NMRA. Injunctive relief is an equitable remedy, meaning that the power to grant it “lies within the sound discretion of the trial court.” Wild Horse Observers Ass’n, Inc. v. N.M. Livestock Bd., 2022-NMCA-061, ¶ 33, 519 P.3d 74.

Injunctions can be either preliminary or permanent, depending on whether the court grants them at the start of litigation or after a trial on the merits, respectively. See Insure N.M., LLC v. McGonigle, 2000-NMCA-018, ¶ 9, 128 N.M. 611, 995 P.2d 1053. “[A] significant difference [exists] between a preliminary and a permanent injunction that may warrant different considerations by a trial court.” Id. “A preliminary injunction does not determine the merits of the case, nor does it determine controverted facts.” Id. “The object of the preliminary injunction is to preserve the status quo pending the litigation of the merits. This is quite different from finally determining the cause itself.” Id. (internal quotation marks and quoted authority omitted).

To obtain a preliminary injunction, a plaintiff must show that (1) the plaintiff will suffer irreparable injury unless the injunction is granted; (2) the threatened injury outweighs any damage the injunction might cause the defendant; (3) issuance of the injunction will not be adverse to the public’s interest; and (4) there is a substantial likelihood plaintiff will prevail on the merits.

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LaBalbo v. Hymes, 1993-NMCA-010, ¶ 11, 115 N.M. 314, 850 P.2d 1017; see also Grisham v. Romero, 2021-NMSC-009, ¶¶ 19-20, 483 P.3d 545 (applying these factors to grant of temporary restraining order). “[W]here injunctive relief is the ultimate relief sought, or where such relief is affirmative—not merely a maintenance of the status quo—the plaintiff ‘must satisfy a heightened burden’ of proof,” and therefore must demonstrate these factors “weigh heavily and compellingly” in the movant’s favor. Id. ¶ 20 (internal quotation marks and quoted authority omitted). A district court may enter a permanent injunction as a final judgment after considering additional evidence. Insure N.M., 2000-NMCA-018, ¶ 10.

A.	Irreparable Harm and Inadequate Remedy at Law

“Injunctions are harsh and drastic remedies that should issue only in extreme cases of pressing necessity and only where there is no adequate remedy at law.” Id. ¶ 7 (internal quotation marks, quoted authority, and alterations omitted). “The phrases ‘irreparable injury’ and ‘no adequate and complete remedy at law’ tend to overlap. An injury that is irreparable is without adequate remedy at law.” State ex rel. State Highway & Transp. Dep’t of N.M. v. City of Sunland Park, 2000-NMCA-044, ¶ 19, 129 N.M. 151, 3 P.3d 128. Injunctive relief is not available when money damages are reasonably ascertainable. See Orion Tech. Res., LLC v. Los Alamos Nat’l Sec., LLC, 2012-NMCA-097, ¶¶ 27-33, 287 P.3d 967.

To challenge a government action for violating the Contract Clause by altering, impairing, or reducing the rights of the bondholders, an injunction may be available because no other remedy exists at law. In a suit against the government for violating the Contract Clause, the defense of sovereign immunity would likely apply for any claim requesting money damages. A claim for money damages under the Contracts Clause “is barred by sovereign immunity because the Contracts Clause does not provide for claims for money damages.” Manning v. N.M. Mining & Min. Div., 2006-NMSC-027, ¶ 50, 140 N.M. 528, 144 P.3d 87. The New Mexico Supreme Court contrasted Manning to a United States Supreme Court case where the Supreme Court concluded that sovereign immunity does not bar a claim for declaratory judgment, as opposed to money damages. See id. ¶ 50 n.7. Though Manning contemplates the federal constitution Contract Clause, our Supreme Court has indicated that a court should not treat the State Contract Clause differently. See Los Quatros, Inc., 1990-NMSC-082, ¶ 35 (“[W]e merely hold that federal Contract Clause jurisprudence will, in general, be applicable in determining whether a particular state law violates the Contract Clause of our state Constitution.”). Thus, even if the amount of money damages is reasonably ascertainable with respect to the value of the Bonds, that remedy would be unavailable in a claim for violation of the Contract Clause. Accordingly, no adequate remedy at law for a Contract Clause violation would exist, leaving injunctive relief as a viable alternative.

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B.	Balance of Equities and Hardships

New Mexico courts often rephrase the second and third elements of the grant of a preliminary injunction—the threatened injury to defendants and possible adversity to the public interest—when talking about the grant of a permanent injunction. “In determining whether to grant injunctive relief, a district court must consider a number of factors and balance the equities and hardships.” Wild Horse Observers Ass’n, Inc., 2022-NMCA-061, ¶ 33 (internal quotation marks and quoted authority omitted).

Some of these factors include: (1) the character of the interest to be protected; (2) the relative adequacy to the plaintiff of an injunction, when compared to other remedies; (3) interests of third parties; (4) the practicability of granting and enforcing the order; and (5) the relative hardship likely to result to the defendant if granted and to the plaintiff if denied.

Id.; see also Allred v. N.M. Dep’t of Transp., 2017-NMCA-019, ¶ 36, 388 P.3d 998.

A fact intensive inquiry such as this makes it difficult to predict an outcome from a court. However, any court would likely note the inequity of depriving bondholders of their fairly bargained-for and purchased rights in their securities. Bondholders who contract with the government for the purchase of securities deserve to have their reliance on those securities ultimately fulfilled. At the risk of erasure of those rights without remedy, a court could find that the balance of equities and hardships falls in favor of granting the injunction.

C.	Likelihood of Success on the Merits

The final element for a preliminary injunction requires a “substantial likelihood plaintiff will prevail on the merits.” LaBalbo, 1993-NMCA-010, ¶ 11. This means that the plaintiff must demonstrate that a substantial chance of success exists that the government action satisfies all four elements and, moreover, must demonstrate the factors weigh heavily and compellingly in their favor. See Romero, 2021-NMSC-009, ¶ 22. This heavily fact-dependent determination “lies within the sound discretion of the trial court.” Wild Horse Observers Ass’n, Inc., 2022-NMCA-061, ¶ 33 (internal quotation marks and quoted authorities omitted). These factors could easily weigh heavily in a potential plaintiff’s favor, but this determination is not entirely certain given the broad discretion of the district court in such a matter.

D.	Opinion

Based on our review of applicable precedent and authority, it is our opinion that sound and substantial arguments would support granting preliminary and permanent injunctive relief to prevent any governmental interference designed to alter, impair, or reduce the value of the Energy Transition Charges, the terms of the indenture or Bonds, or the rights and remedies of the bondholders so as to substantially affect the security of the Bonds. Though such a determination would lie in the discretion of the court, see id., an injured party could still bring a substantially supported claim to vindicate their rights.

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III.            NEW MEXICO TAKINGS CLAUSE

The New Mexico Takings Clause (also referred to herein as the “Takings Clause”) provides: “Private property shall not be taken or damaged for public use without just compensation.” N.M. Const. art. II, § 20. “In evaluating claims under Article II, Section 20, we turn to both state and federal cases for guidance, since our state Constitution provides similar protection to the Takings Clause in Amendment V of the United States Constitution.” State v. Wilson, 2021-NMSC-022, ¶ 25, 489 P.3d 925 (internal quotation marks and quoted authority omitted). “The only difference between [the New Mexico] takings clause and the federal takings clause is the inclusion of the words ‘or damaged’ in the New Mexico Constitution. Although our cases have pointed out that the ‘or damaged’ provision allows compensation when an actual taking has not occurred, our jurisprudence in this area does not materially vary from federal jurisprudence.” New Mexicans for Free Enter. v. City of Santa Fe, 2006-NMCA-007, ¶ 52, 138 N.M. 785, 126 P.3d 1149 (Citation omitted). The Takings Clause “prevents the government from taking private property, overtly or through regulation, without justly compensating the lawful owner.” Manning, 2006-NMSC-027, ¶ 10. “The constitutional framers selected just compensation as their specific remedy for enforcement of that right.” Id.

“Takings jurisprudence distinguishes between physical takings and regulatory takings.” Wilson, 2021-NMSC-022, ¶ 26. “Physical takings are categorically compensable and occur whenever the government acquires private property for a public purpose, whether the acquisition is the result of a condemnation proceeding or a physical appropriation.” Id. (internal quotation marks and quoted authority omitted). “Regulatory takings may occur when government regulation prohibits a property owner from making certain uses of her private property.” Id.

The general rule is that a regulation which imposes a reasonable restriction on the use of private property will not constitute a “taking” of that property if the regulation is (1) reasonably related to a proper purpose and (2) does not unreasonably deprive the property owner of all, or substantially all, of the beneficial use of his property.

Temple Baptist Church, Inc., 1982-NMSC-055, ¶ 27. “If a regulatory taking [of land] has occurred, [for example,] an action [would lie] for inverse condemnation.” Moongate Water Co., Inc. v. City of Las Cruces, 2013-NMSC-018, ¶ 18, 302 P.3d 405.

As a threshold issue, the Takings Clause requires a protected property interest. Premier Tr. of Nev., Inc. v. City of Albuquerque, 2021-NMCA-004, ¶¶ 14-15, 482 P.3d 1261. Constitutional analysis of a property right will look to the proverbial “bundle of rights” that is commonly characterized as property, rather than the property itself. Id. ¶ 15. “[O]nly persons with an ownership interest capable of being taken or damaged would appear to have standing to raise issues about the basic features of such an action.” City of Sunland Park v. Santa Teresa Servs. Co., 2003-NMCA-106, ¶ 48, 134 N.M. 243, 75 P.3d 843.

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A.	Evidence of a Protected Property Interest

Though most New Mexico jurisprudence analyzes physical property, courts have considered intangible property to be protected property under the Takings Clause. See Leigh v. Village of Los Lunas, 2005-NMCA-025, ¶¶ 1, 8, 137 N.M. 119, 108 P.3d 525 (applying Takings Clause analysis to a restrictive covenant); see also Premier Tr. of Nev., Inc., 2021-NMCA-004, ¶ 15 n.5 (“We assume without deciding for purposes of our analysis that Premier’s excess [impact development fee] credits constitute a property right protected by the Takings Clause.”); Moongate Water Co., 2013-NMSC-018, ¶ 16 (“Even though Moongate’s [certificate of public convenience] does not prevent Las Cruces from providing service in the certificated area, this does not necessarily preclude the possibility that Las Cruces effectuated a taking in doing so.”); Medrow v. N.M. Pub. Educ. Dep’t, No. A-1-CA-36959, 2020 WL 4731939, at ¶ 11 (N.M. Ct. App. Aug. 10, 2020) (“As we see it, it is Medrow’s right to use that [contractually accrued] leave that represents the property at issue. . . and we furthermore assume without deciding that that right is ‘property’ in the takings sense.” (Citations omitted.)). This treatment is consistent with New Mexico’s analytic focus on the proverbial bundle of property rights rather than physical property itself. Premier Tr. of Nev., Inc., 2021-NMCA-004, ¶ 15.

The threshold inquiry in a takings claim is whether a claimant has a protected property interest. “[I]f a claimant has no property right protected by the Takings Clause, then its takings claim necessarily fails.” Id. ¶ 14. The New Mexico Supreme Court has described a property interest as one that requires the claimant to have “a legitimate claim of entitlement to it,” as opposed to a “a unilateral expectation” or “an abstract need or desire” for the property. N.M. Dep’t of Workforce Sols. v. Garduño, 2016-NMSC-002, ¶ 13, 363 P.3d 1176 (quoting Bd. of Regents of State Colls. v. Roth, 408 U.S. 564, 577 (1972)).

Courts also describe protected property interests under the Takings Clause as vested property interests. See New Mexicans for Free Enter. v. City of Santa Fe, 2006-NMCA-007, ¶¶ 53–54 (finding that a minimum wage law did not violate the Takings Clause because “the wage rate in contracts for labor is generally not considered a vested property right of the employer”). “A ‘vested right’ is the power to do certain actions or possess certain things lawfully, and is substantially a property right, and may be created either by common law, by statute, or by contract.” Rubalcava, 1949-NMSC-035, ¶ 10. The New Mexico Supreme Court has said that the Court “look[s] to state law, the legal authority that defines the scope of property rights” in determining rights protected by the Constitution and due process. Bartlett v. Cameron, 2014-NMSC-002, ¶ 14, 316 P.3d 889; see also Premier Tr. of Nev., Inc., 2021-NMCA-004, ¶ 17.

The ETA states that the Energy Transition Property is “an existing, present property right.” Section 62-18-12(A). The ETA provides in pertinent part:

A.	Energy transition property that is created in a financing order shall constitute an existing, present property right, notwithstanding that the imposition and collection of energy transition charges depend on the qualifying utility continuing to provide electric energy or continuing to perform its service functions relating to the collection of energy transition charges or on the level of future energy consumption. Energy transition property shall exist whether or not the energy transition revenues have been billed, have accrued or have been collected and notwithstanding that the value or amount of the energy transition property is dependent on the future provision of electric energy or service to customers by the qualifying utility.

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B.	All energy transition property created in a financing order shall continue to exist until the energy transition bonds issued and all related financing costs pursuant to a financing order are paid in full.

(Emphasis added.). The ETA exemplifies an expressly created property right, unlike where legislation is merely implementing public policy. See Bartlett, 2014-NMSC-002, ¶ 19 (“Unless we are satisfied that the Legislature intends to create a property right, this Court presumes that the Legislature is implementing public policy when it enacts a statute, policy which it is free to change in the future.”).

Adequate support exists for the argument that bondholders have a protected or vested property interest in the Bonds and the Energy Transition Property under the accepted definition of property rights used in New Mexico. The Bonds and the Energy Transition Property constitute a form of intangible property comprised of contractual and other rights, including a right to collect the Energy Transition Charge as needed to amortize the Bonds. New Mexico jurisprudence indicates that these property rights would be protected if claimants held a legitimate claim of entitlement, and the plain language of the ETA supports the conclusion that the bondholders have a present property right in the Energy Transition Property.

C.	Whether a Taking Has Occurred

After determining that a property interest exists, courts next turn to whether the state action constituted a “taking” for which just compensation is due under the Takings Clause. As noted, New Mexico courts generally recognize physical and regulatory takings. See Wilson, 2021-NMSC-022, ¶ 26. “Physical takings are categorically compensable and occur whenever the government acquires private property for a public purpose, whether the acquisition is the result of a condemnation proceeding or a physical appropriation.” Id. (internal quotation marks and quoted authority omitted).

“Regulatory takings may occur when government regulation prohibits a property owner from making certain uses of her private property.” Id. (alteration and citation omitted). “A regulatory taking . . . occurs when the government regulates the use of land, but does not condemn it, i.e., take title to the property.” Moongate Water Co., 2013-NMSC-018, ¶ 18. As noted:

The general rule is that a regulation which imposes a reasonable restriction on the use of private property will not constitute a “taking” of that property if the regulation is (1) reasonably related to a proper purpose and (2) does not unreasonably deprive the property owner of all, or substantially all, of the beneficial use of his property.

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Temple Baptist Church, Inc., 1982-NMSC-055, ¶ 27. However, the New Mexico Supreme Court has cast significant doubt on the possibility that a regulation could constitute a taking where it did not deprive an owner of substantially all beneficial use of the property, even if the regulation satisfied the first prong of the test to demonstrate a taking, i.e., the regulation was unrelated to a proper purpose . See Est. & Heirs of Sanchez v. Cnty. of Bernalillo, 1995-NMSC-058, ¶¶ 8-9, 12, 120 N.M. 395, 902 P.2d 550. Courts in New Mexico have included the proper purpose of a government action as part of the takings analysis once, but without further comment. See Stuckey’s Stores, Inc. v. O’Cheskey, 1979-NMSC-060, ¶¶ 32-33, 93 N.M. 312, 600 P.2d 258. In practice, in determining whether a regulatory taking has occurred, courts heavily focus on the second prong of the test, whether the government action “unreasonably deprive[s] the property owner of all, or substantially all, of the beneficial use of [the] property.” Temple Baptist Church, Inc, 1982-NMSC-055, ¶ 27; see also Premier Tr. of Nev., Inc., 2021-NMCA-004, ¶ 24.

In Premier Trust of Nevada, Inc., the New Mexico Court of Appeals held that while Premier Trust potentially did have a property interest in government granted fee credits, Premier did not have a property interest in static market conditions supportive of a viable takings claim. 2021-NMCA-004, ¶¶ 14-18. Moreover, the credits’ loss in market value caused by Albuquerque’s change in city impact fee ordinance did not constitute a taking because Premier did not lose “all or substantially all of the beneficial use of its excess credits.” Id. ¶ 24. The Court remarked that “[s]uch a loss in value, unaccompanied by the deprivation of other strands in the property rights bundle, . . . has been held insufficient to make out a regulatory takings claim under controlling New Mexico precedent.” Id.

The New Mexico Supreme Court held in Moongate Water Co. that a public utility did not suffer a taking when the City of Las Cruces serviced annexed areas with water despite the utility’s certificate of public convenience and necessity. 2013-NMSC-018, ¶ 1. The Supreme Court reasoned that the municipality had the right to service the area, and moreover, that the utility had failed to demonstrate actual losses when the utility had not built infrastructure or engaged with any customers in the area. Id. ¶¶ 21-23. In contrast, in Leigh, the Court of Appeals held that the Village of Los Lunas constructing a retention pond in violation of a neighborhood restrictive covenant constituted a taking because the pond’s construction diminished the value of properties benefited by the covenant. 2005-NMCA-025, ¶ 1. In Leigh, the claimant had a protected property right, the restrictive covenant, that was more than a mere contract right. See id. ¶¶ 8, 10-11. Restrictive covenants “constitute valuable property rights, and their taking requires compensation.” Id. ¶ 8.

The intangible nature of the Energy Transition Bonds and the Energy Transition Property means that any taking would occur through legislative action or other governmental action rather than a physical occupation. Therefore, any potential government action would constitute a regulatory taking.

The Bonds are amortized from funds derived from the Energy Transition Charges and other Energy Transition Property. If the State enacted legislation completely repealing the Energy Transition Charge, then it would have effectively eliminated the revenue source of the payments due to the Bonds. The same would be true if the Public Regulation Commission issued an order prohibiting the collection of the Energy Transition Charge. In such a case, a persuasive argument could be made that the State had denied the bondholders all or substantially all practical uses of their property. See Temple Baptist Church, Inc., 1982-NMSC-055, ¶ 27. If the impact of a legislative action or other governmental action were less severe, the argument would not be as strong, but the inquiry would be the same: whether the action denied the bondholders all or substantially all practical uses of their property. If the Energy Transition Charge or the Energy Transition Property were to be substantially impacted by a legislative action or other governmental action, payment of the Bonds could become uncertain, the marketability of the Bonds could be negatively affected, and the bondholders’ rights and remedies could be reduced. If such an action denied the bondholders all or substantially all practical uses of their property, a court would have a basis to find an unconstitutional regulatory taking.

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Ultimately, the character of any future legislative action or other governmental action cannot be known at this time, nor can the circumstances in which the action is adopted. In light of that uncertainty, the foregoing analysis reflects the framework a court would apply to determine whether a taking has occurred under the New Mexico Takings Clause.

D.	Just Compensation

“The New Mexico Takings Clause provides that ‘private property shall not be taken or damaged for public use without just compensation.’” Premier Tr. of Nev., Inc., 2021-NMCA-004, ¶ 11 (quoting N.M. Const. art. II, § 20). “In permanent total takings cases, New Mexico awards condemnees the fair market value of the property taken as of the date of the taking.” Primetime Hosp., Inc., 2009-NMSC-011 ¶ 15, 146 N.M. 1, 206 P.3d 112. “In partial takings cases, NMSA 1978, Section 42A-1-26 (1981[, as amended through 2023]) provides that ‘the measure of compensation and damages resulting from the taking shall be the difference between the fair market value of the entire property immediately before the taking and the fair market value of the property remaining immediately after the taking.’” Id.

The bondholders would be entitled to just compensation in the event of legislative or governmental action that amounts to a taking of the Bonds, the Energy Transition Property, or the Energy Transition Charge. Just compensation would be measured as to the value of the property lost by the bondholders by the taking, which would depend on the nature of the legislative action.

E.	Opinion

Based on a review of relevant precedent and authority, it is our opinion that in a properly prepared and presented case before a court of competent jurisdiction3 applying New Mexico law, the court would conclude that the New Mexico Takings Clause requires the State to pay just compensation to the bondholders if any State action in contravention of the State Pledge, after the Bonds are issued but before they are fully paid, (i) constituted a permanent appropriation of a substantial portion of the property interest of the Bondholders in the Bonds or the Energy Transition Property or denial of all or substantially all practical uses of the Energy Transition Property; (ii) destroyed the Energy Transition Property, other than in response to emergency conditions; or (iii) substantially altered, impaired, or reduced the value of the Energy Transition Property in a manner that inflicts a severe economic impact on such bondholders and unduly interferes with their reasonable expectations, unless adequate provisions were made by law for the protection of bondholders.

3 The courts of New Mexico exercise jurisdiction over claims seeking just compensation from the State of New Mexico for state takings in violation of the federal takings clause in Amendment V of the United States Constitution. Manning v. N.M. Mining & Min. Div., 2006-NMSC-027, ¶ 50, 140 N.M. 528, 144 P.3d 87. The Tenth Circuit Court of Appeals holds federal district courts lack jurisdiction to hear federal takings clause claims for monetary compensation against states, at least when the relevant state makes its courts available to provide monetary relief for takings in violation of the federal takings clause, applying the restriction of federal court jurisdiction imposed by the Eleventh Amendment as construed by Edelman v, Jordan, 415 U.S. 651,662-63 (1974. See Williams v. Utah Department of Corrections, 928 F.3d 1209, 1213-14 (10th Cir. 2019) (following other circuit courts of appeals in distinguishing contrary precedent concerning claims not subject to the Eleventh Amendment restriction of federal court authority). Under the foregoing authorities, a New Mexico state court would provide the judicial forum for seeking monetary compensation from the State of New Mexico based on a federal takings clause claim. There can be no assurance, however, that any such award of just compensation would be sufficient to pay the full amount of principal of and interest on the Bonds.

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IV.            REFERENDUM

A.           Whether Deadline for Referendum has Passed

The New Mexico Constitution provides New Mexico voters an opportunity to launch a referendum and seek to repeal a law if certain requirements, both statutory and constitutional, are met. N.M. Const. art. IV, § 1; see also NMSA 1978, §§ 1-17-1 to -14 (1969, as amended through 2023). Article IV, Section 1 of the New Mexico Constitution provides in pertinent part:

The people reserve the power to disapprove, suspend and annul any law enacted by the legislature, except general appropriation laws; laws providing for the preservation of the public peace, health or safety; for the payment of the public debt or interest thereon, or the creation or funding of the same, except as in this constitution otherwise provided; for the maintenance of the public schools or state institutions, and local or special laws. Petitions disapproving any law other than those above excepted, enacted at the last preceding session of the legislature, shall be filed with the secretary of state not less than four months prior to the next general election. Such petitions shall be signed by not less than ten per centum of the qualified electors of each of three-fourths of the counties and in the aggregate by not less than ten per centum of the qualified electors of the state, as shown by the total number of votes cast at the last preceding general election. The question of the approval or rejection of such law shall be submitted by the secretary of state to the electorate at the next general election; and if a majority of the legal votes cast thereon, and not less than forty per centum of the total number of legal votes cast at such general election, be cast for the rejection of such law, it shall be annulled and thereby repealed with the same effect as if the legislature had then repealed it, and such repeal shall revive any law repealed by the act so annulled; otherwise, it shall remain in force unless subsequently repealed by the legislature. If such petition or petitions be signed by not less than twenty-five per centum of the qualified electors under each of the foregoing conditions, and be filed with the secretary of state within ninety days after the adjournment of the session of the legislature at which such law was enacted, the operation thereof shall be thereupon suspended and the question of its approval or rejection shall be likewise submitted to a vote at the next ensuing general election. If a majority of the votes cast thereon and not less than forty per centum of the total number of votes cast at such general election be cast for its rejection, it shall be thereby annulled; otherwise, it shall go into effect upon publication of the certificate of the secretary of state declaring the result of the vote thereon. It shall be a felony for any person to sign any such petition with any name other than his own, or to sign his name more than once for the same measure, or to sign such petition when he is not a qualified elector in the county specified in such petition; provided, that nothing herein shall be construed to prohibit the writing thereon of the name of any person who cannot write, and who signs the same with his mark. The legislature shall enact laws necessary for the effective exercise of the power hereby reserved.

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N.M. Const. art. IV, § 1 (Emphasis added.)

The Legislature enacted the ETA in 2019. The express language of Article IV, Section 1 states that “[p]etitions disapproving any law other than those above excepted, enacted at the last preceding session of the legislature, shall be filed with the secretary of state not less than four months prior to the next general election.” As such, because there was a general election in [2020], the time prescribed by the New Mexico Constitution allowing for a challenge to the ETA by referendum has passed.

B.           Whether the ETA is a “Special Law” and Exempt from Referendum

Article IV, Section 1 provides that certain laws or types of law are exempt from the referendum process:

The people reserve the power to disapprove, suspend and annul any law enacted by the legislature, except general appropriation laws; laws providing for the preservation of the public peace, health or safety; for the payment of the public debt or interest thereon, or the creation or funding of the same, except as in this constitution otherwise provided; for the maintenance of the public schools or state institutions, and local or special laws.

N.M. Const. art. IV, § 1.

A “special law” is “generally defined as legislation written in terms which make[] it applicable only to named individuals or determinative situations. In contrast a law is considered general in nature if the subject of the statute may apply to, and affect the people of, every political subdivision of the state.” Thompson v. McKinley Cnty., 1991-NMSC-076, ¶ 5, 112 N.M. 425, 816 P.2d 494 (internal quotation marks, quoted authority, and original alterations omitted).

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The New Mexico Supreme Court has determined that the ETA falls within the category of “special laws.” See Citizens for Fair Rates & the Env’t v. N.M. Pub. Regul. Comm’n (“Citizens”), 2022-NMSC-010, ¶ 68, 503 P.3d 1138. (“We are of the view that the classification drawn by the [ETA] is special, but is not so devoid of reason that the classification amounts to mere caprice.” (Internal quotation marks, quoted authority, and original alterations omitted.)). The New Mexico Supreme Court stated:

Although the language of the ETA is general, in practice the Act only applies to a limited class of public utilities abandoning coal-fired generating facilities in New Mexico. Given the unique nature of the class and issues involved, the Legislature could reasonably conclude that the circumstances surrounding a public utility’s abandonment of its coal-fired generating facilities are of such a special character that a general law could not be made to apply.

Id.

The New Mexico Supreme Court has also rejected that the ETA violates the constitutional proscription against “special laws.” Id. (“We therefore reject this constitutional challenge to the ETA.”) Article IV, Section 24 of the New Mexico Constitution sets out the areas in which “special” laws are not permitted.4 “Article IV, Section 24 of the New Mexico Constitution prohibits special legislation ‘where a general law can be made applicable.’ It does not exclude special legislation, however, when a law is required and general legislation cannot apply.” Thompson, 1991-NMSC-076, ¶¶ 3-4 (quoting N.M. Const. art. IV § 24); see also Citizens, 2022-NMSC-010, ¶ 68 (“There is nothing in the Constitution which would invalidate a legislative act merely because it is special in character provided a local situation exists which under particular facts makes a general law inapplicable.” (Internal quotation marks and quoted authority omitted.)).

4 Article IV Section 24 of the New Mexico Constitution provides:

The legislature shall not pass local or special laws in any of the following cases: regulating county, precinct or district affairs; the jurisdiction and duties of justices of the peace, police magistrates and constables; the practice in courts of justice; the rate of interest on money; the punishment for crimes and misdemeanors; the assessment or collection of taxes or extending the time of collection thereof; the summoning and impaneling of jurors; the management of public schools; the sale or mortgaging of real estate of minors or others under disability; the change of venue in civil or criminal cases. Nor in the following cases: granting divorces; laying out, opening, altering or working roads or highways, except as to state roads extending into more than one county, and military roads; vacating roads, town plats, streets, alleys or public grounds; locating or changing county seats, or changing county lines, except in creating new counties; incorporating cities, towns or villages, or changing or amending the charter of any city, town or village; the opening or conducting of any election or designating the place of voting; declaring any person of age; chartering or licensing ferries, toll bridges, toll roads, banks, insurance companies or loan and trust companies; remitting fines, penalties, forfeitures or taxes; or refunding money paid into the state treasury, or relinquishing, extending or extinguishing, in whole or in part, any indebtedness or liability of any person or corporation, to the state or any municipality therein; creating, increasing or decreasing fees, percentages or allowances of public officers; changing the laws of descent; granting to any corporation, association or individual the right to lay down railroad tracks or any special or exclusive privilege, immunity or franchise, or amending existing charters for such purpose; changing the rules of evidence in any trial or inquiry; the limitation of actions; giving effect to any informal or invalid deed, will or other instrument; exempting property from taxation; restoring to citizenship any person convicted of an infamous crime; the adoption or legitimizing of children; changing the name of persons or places; and the creation, extension or impairment of liens. In every other case where a general law can be made applicable, no special law shall be enacted.

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C.           Opinion

Based on our review of the judicial authority, the referendum process as to the ETA would not be available to New Mexico voters. Not only has the time to invoke the referendum process expired, but the New Mexico Supreme Court has concluded that the ETA is a “special law,” which the New Mexico Constitution exempts from the referendum process afforded.

V.            CONSTITUTIONALITY OF THE ETA

The New Mexico Supreme Court has stated that it “will uphold a statute unless [it] is satisfied beyond all reasonable doubt that the Legislature went outside the bounds fixed by the Constitution in enacting the challenged legislation.” Citizens, 2022-NMSC-010, ¶ 15 (internal quotation marks and quoted authority omitted). The Court will “not inquire into the wisdom or policy of an act of the Legislature, and the burden of establishing that the statute is invalid rests on the party challenging the constitutionality of the statute.” Id. (internal quotation marks, quoted authority, and ellipsis omitted). The Court will avoid deciding constitutional questions unless required to do so. Id. ¶ 30.

The ETA was enacted in 2019 and has been subject to constitutional challenge before the New Mexico Supreme Court by organizations representing energy consumers. See id. ¶ 1. We are not aware of any pending litigation regarding the ETA and its constitutionality.

In Citizens, the Supreme Court considered multiple “facial” challenges to the constitutionality of the ETA and rejected them in toto. Id. ¶¶ 4-5. In a “facial” challenge to the constitutionality of a statute as presented, “[the Court will] consider only the text of the statute itself, not its application. But in an as-applied challenge, [the Court] consider[s] the facts of the case to determine whether application of the statute even if facially valid deprived the challenger of a protected right.” Id. ¶ 15 (internal quotation marks and quoted authority omitted).

A.           Due Process

The New Mexico Supreme Court has rejected both a substantive and procedural due process challenge to the ETA based on the argument that the “ETA deprives energy consumers of due process by allowing a qualifying public utility to recover its energy transition costs without Commission oversight.” Id. ¶ 32. Article II, Section 18 of the New Mexico Constitution provides in pertinent part: “No person shall be deprived of life, liberty or property without due process of law; nor shall any person be denied equal protection of the laws.”

To assert a claim for procedural due process, a “challenger to the legislation must establish that the challenger was deprived of a legitimate liberty or property interest and that the challenger was not afforded adequate procedural protections in connection with the deprivation.” Citizens, 2022-NMSC-010, ¶ 33 (internal quotation marks, quoted omitted, and brackets omitted). The court will consider each claim on a case-by-case basis and will balance the following elements in determining what process is due in an administrative hearing:

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(1) the private interest that will be affected by the official action; (2) the risk of an erroneous deprivation of such interest through the procedures used, and the probable value, if any, of additional or substitute procedural safeguards; and (3) the government’s interest, including the function involved and the fiscal and administrative burdens that the additional or substitute procedural requirement would entail.

Id. (quoted authority omitted).

To assert such a claim, the party must possess a cognizable property or liberty interest. See id. ¶ 34. The Supreme Court stated: “Energy consumers generally do not possess a claim of entitlement to utility property or a right to any fixed utility rate.” Id. (citing State v. Mountain States Tel. & Tel. Co., 1950-NMSC-055, ¶¶ 13-24, 54 N.M. 315, 224 P.2d 155 (“[I]t is generally held . . . that the remedy of the public is an appeal to the legislature or its delegated authority for redress or protection against unreasonably high rates. The theory is that the legislature is acting for the people; and that no (property right) is involved.” (Citations omitted.)); Gas Co. of N.M. v. N.M. Pub. Serv. Comm’n, 1984-NMSC-002, ¶ 13, 100 N.M. 740, 676 P.2d 817 (“[A] utility customer is not a partner or beneficiary of the utility . . . By paying bills for service [customers] do not acquire any interest, legal or equitable, in the property used for their convenience or in the funds of the company.” (Internal quotation marks and citation omitted.)). Nonetheless, the Court recognized that NMSA 1978, Section 62-3-1(B) (2008) accords to energy consumers an entitlement to “reasonable and proper service at fair, just and reasonable rates.” Citizens, 2022-NMSC-010, ¶ 35. “In light of this statutorily created interest,” the Court noted energy consumers are entitled to “reasonable notice and opportunity to be heard and present any claim or defense in proceedings before the Commission.” Id. (internal quotation marks and quoted authority omitted).

Rejecting the energy consumers’ claims, the Court reasoned:

The ETA provides that “[t]he [C]ommission may approve an application for a financing order without a formal hearing if no protest establishing good cause for a formal hearing is filed within thirty days of . . . when notice is given of the filing.” Section 62-18-5(A). While Section 62-18-5(A) is not a model of clarity, the ETA as written contemplates that energy consumers will be given sufficient notice of the utility’s application and a meaningful opportunity to be heard upon lodging a “protest establishing good cause for a formal hearing” in front of the Commission. Id.  In the language of the ETA, we see nothing discordant with the procedural requirements of due process. In fact, New Energy and several other objecting parties representing the rights of energy consumers participated extensively in these abandonment proceedings and presented various claims and defenses. As such, we reject New Energy’s procedural due process challenge to the ETA.

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Id. ¶ 36.

As to the substantive due process claims, the energy consumers had alleged that the hearings held pursuant to the ETA would not provide energy consumers with a meaningful opportunity to be heard because the Commission’s findings would be limited to the elements defined in the ETA. Id. ¶ 37. The energy consumers argued that the ETA did not permit the Commission to review a utility’s estimated energy transition costs before issuing a financing order, and that this supposed limitation on the Commission’s authority violated due process and equal protection. See id.

Construing the energy consumers’ challenge as a challenge to the ETA itself, the Court concluded that the ETA is “economic regulation” that does not implicate important or fundamental rights and reviewed it using a rational basis standard. See id. ¶¶ 38-39. “Under rational basis review, the challenger must demonstrate that the legislation is not rationally related to a legitimate government purpose. In reviewing substantive due process challenges under the United States Constitution, we follow the federal rational basis test which only requires a reviewing court to divine the existence of a conceivable rational basis to uphold legislation against a constitutional challenge.” Id. (internal quotation marks and citation omitted). Under the New Mexico Constitution, the Court applies a “modified rational basis standard . . . as [the Court is] cognizant of [its] constitutional duty to protect discrete groups of New Mexicans from arbitrary discrimination by political majorities and powerful special interests.” Id. ¶ 40 (internal quotation marks and quoted authority omitted).

This standard of review requires that the challenger demonstrate that “the legislation is not supported by a firm legal rationale or evidence in the record.” Id.  “In practical terms, our rational basis standard requires the challenger to bring forward record evidence, legislative facts, judicially noticeable materials, case law, or legal argument to prove that the challenged legislation is not rationally related to the articulated legitimate government purposes.” Id. (internal quotation marks, quoted authority, and alterations omitted).  The Court concluded that the energy consumers had not met this burden and stated it “fully disagree[d] with [the energy consumers’] assertion that the challenged legislation lacks a rational basis simply because the legislation is unique relative to other utility legislation or because it requires the Commission to issue a financing order once the Commission is satisfied that the utility has met the requirements of the ETA.” Id. ¶ 41. The Court stated:

The Legislature has declared that it is the “policy of the state” that utilities be regulated so “that reasonable and proper services shall be available at fair, just and reasonable rates” and so “that capital and investment may be encouraged and attracted so as to provide for . . . proper plants and facilities and demand-side resources for the rendition of service to the general public and to industry.” Section 62-3-1. We have explained that Section 62-3-1(B) expresses an intent to balance the interests of a utility and energy consumers, toward achieving rates that are neither unreasonably high so as to unjustly burden ratepayers with excessive rates nor unreasonably low so as to constitute a taking of property without just compensation or a violation of due process by preventing the utility from earning a reasonable rate of return on its investment. We have recognized that there is a significant zone of reasonableness in which rates are neither ratepayer extortion nor utility confiscation. In enacting the ETA, the Legislature decided that permitting a public utility to finance the energy transition costs associated with abandoning a coal-fired generating facility in the manner therein provided would promote the legitimate interests reflected in Section 62-3-1(B). [The energy consumers] may disagree, as a policy matter, with this legislative decision. But [the energy consumers’] policy disagreement does not lay the foundation for judicial interference on substantive due process grounds.

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Id. ¶ 42 (some citations omitted).

The Court deferred to the validity of the statute, absent the challenger carrying the burden of persuasion. While each question presented under the due process clause will be fact dependent, a court will apply a modified rational basis standard under the New Mexico Constitution. The Supreme Court also recognized that policy disagreement, without some record evidence in support of such challenge, would not support judicial interference. See id. ¶¶ 42-43.

B.           Separation of Powers

Article III, Section 1 of the New Mexico Constitution provides in pertinent part:

The powers of the government of this state are divided into three distinct departments, the legislative, executive and judicial, and no person or collection of persons charged with the exercise of powers properly belonging to one of these departments, shall exercise any powers properly belonging to either of the others, except as in this constitution otherwise expressly directed or permitted.

“An unconstitutional infringement occurs when the action by one branch prevents another from accomplishing its constitutionally assigned function.” State ex rel. N.M. Jud. Standards Comm’n v. Espinosa, 2003-NMSC-017, ¶ 12, 134 N.M. 59, 73 P.3d 197. “It is duly established that the legislative branch makes the laws, the executive branch executes the laws, and our Constitution prohibits any branch of government from usurping the power of another branch.” N.M. Bldg. & Constr. Trades Council v. Dean, 2015-NMSC-023, ¶ 7, 353 P.3d 1212 (internal quotation marks and quoted authority omitted).

1.            Legislative powers

In Citizens, the Supreme Court also rejected a challenge to the ETA based on separation of powers grounds. 2022-NMSC-010, ¶¶ 44-48. The energy consumers had argued that the ETA invaded the Commission’s “responsibility for regulating public utilities” under Article XI, Section 2 of the New Mexico Constitution by purportedly eliminating the Commission’s authority to review and disallow a public utility’s energy transition costs for imprudence or unreasonableness. 2022-NMSC-010, ¶ 44. The Court focused on the role of the Commission as set by the New Mexico Constitution. See id. ¶ 45. “[T]he Commission is constitutionally tasked with the ‘responsibility for regulating public utilities as provided by law.’” Id. (quoting N.M. Const. art. XI, § 2 (emphasis added)). The Court in rejecting the challenge stated: “Thus, while the New Mexico Constitution delegates to the Commission the exclusive responsibility for carrying out public utility regulatory policy, the parameters of that policy are, in the first instance, for the Legislature to decide.” Id. ¶ 45. The Court reiterated that any legislation, though, must accord with the mandates of the Constitution. See id. ¶ 46.

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The Court also rejected the energy consumers’ argument that the Legislature was constitutionally required to confer upon the Commission the authority to disallow, as imprudent, some or all of a utility’s energy transition costs. See id. ¶ 47. The Court stated that “the prudent investment theory is but one of many accepted ratemaking methodologies, and we have repeatedly recognized that the Commission is not bound to the use of any single formula or combination of formulae in determining rates.” Id. (internal quotation marks and quoted authority omitted).

2.            The Courts

One challenge the Court did not reach for inadequate briefing was whether Section 62-18-22 improperly constrains meaningful judicial review and thus violates separation of powers under Article III, Section 1 and Article VI, Section 1 of the New Mexico Constitution. See id. ¶ 29. Section 62-18-22 in pertinent part provides that “if any provision of [the ETA] is invalidated, superseded, replaced, repealed or expires for any reason, that occurrence shall not affect the validity of any action allowed pursuant to the [the ETA].” It is impossible to speculate regarding what arguments may have been made or how such challenge would be presented.

However, we note that considering the plain language of the statute, the only word that could be construed to contemplate court action is “invalidated.” The remainder refer to legislative action and would arguably not apply to court action as a court does not have the power to enact, supersede, or repeal legislation. Equally, assuming that the State Pledge constitutes a contract, such language permitting severance of any offending provision is not unusual, and any legislative action as to the ETA that would otherwise impair that contract would potentially run afoul of the Contract Clause, as discussed above.

C.           Other Constitutional Provisions

The energy consumers also challenged the ETA as violating Article IV, Section 34 of the New Mexico Constitution, claiming that the ETA interfered with pending litigation. Citizens, 2022-NMSC-010, ¶ 49. Article IV, Section 34 provides, “[n]o act of the legislature shall affect the right or remedy of either party, or change the rules of evidence or procedure, in any pending case.” The Court concluded that the ETA did not violate the constitutional provision because the energy consumers’ proposed cases were not voluntary abandonment proceedings initiated before the ETA came into effect. Id. ¶ 50. Likewise, other arguments regarding the Commission’s modified authority under NMSA 1978, Section 62-16-6(C) (2019) affecting pending litigation were unavailing as the Commission had not actually invoked its authority prior to the creation of the ETA. No such litigation could be pending. Id. ¶ 51.

With regard to the New Mexico Constitution’s Contract Clause, N.M. Const. art. II, § 19, the Court similarly rejected several arguments from the energy consumer that the ETA modified several agreements made by the Commission and interfered with the contractual or vested rights of consumers. Id. ¶ 53. Under the first step of Contract Clause analysis, the Court determined that the energy consumers failed to specify what part of the Commission’s agreements created either vested or contractual rights. Id. ¶¶ 54-58. In addition to the energy consumers’ failure to identify a valid right, the Court relied on its strong preference against inferring the creation of contractual rights by legislative action. Id. ¶ 55; see also Pierce, 1996-NMSC-001, ¶ 48.

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The Court further rejected other arguments that the ETA violated Article IV, Section 16 of the New Mexico Constitution. Citizens, 2022-NMSC-010, ¶ 59. Article IV, Section 16 provides, in relevant part: “The subject of every bill shall be clearly expressed in its title, and no bill embracing more than one subject shall be passed except general appropriation bills and bills for the codification or revision of the laws.” The Court reiterated that the title of a bill is “sufficient if the title gives notice of the subject matter of the legislation and . . . if, applying every reasonable intendment in favor of its validity, it may be said that the subject of the legislative enactment is expressed in its title.” Id. ¶ 60. (alteration, internal quotation marks, and citations omitted). The Court determined that the lengthy proper title of the ETA as introduced in Senate Bill 489 provided adequate notice of the subject matter of the act so as not to contravene Article IV, Section 16 of the New Mexico Constitution. Id. ¶¶ 61-62; see also 2019 N.M. Laws, ch. 65.

The energy consumers’ argument that the ETA unconstitutionally amended other sections of New Mexico public utility law “by reference to its title only” were also rejected by the Court. Citizens, 2022-NMSC-010, ¶ 63. Article IV, Section 18 of the New Mexico Constitution provides: “No law shall be revised or amended, or the provisions thereof extended by reference to its title only; but each section thereof as revised, amended or extended shall be set out in full.” The energy consumers suggested that the ETA repealed or amended other components of New Mexico public utility law by mere implication, but the Court recognized that Article IV, Section 18 makes no such prohibition, even if disfavored. Id. ¶ 65; see also State ex rel. Taylor v. Mirabal, 1928-NMSC-056, ¶ 13, 33 N.M. 553, 273 P. 928. The Court also noted - without deciding - that the ETA could be read harmoniously with other provisions governing the Commission’s authority to regulate. Citizens, 2022-NMSC-010, ¶ 66.

In their final challenge, the energy consumers argued that the ETA was special legislation where a general law could be made applicable, contrary to Article IV, Section 24 of the New Mexico Constitution, because only PNM may qualify as a “qualifying utility” and only two facilities qualified as a “qualifying generating facility.” Id. ¶ 67; see also § 62-18-2(S), (T). The Court observed that due to the “unique nature of the class and issues involved” of this particular issue applying only to the “limited class of public utilities abandoning coal-fired generating facilities,” this issue was sufficiently specific such that a general law would not apply. Citizens, 2022-NMSC-010, ¶ 68. Accordingly, it was not a constitutionally improper use of special legislation. Id. ¶¶ 68.

Though it is unclear what type of constitutional challenge could be raised against the ETA, it is clear that many of the potential avenues have already been addressed and rejected by the New Mexico Supreme Court. It is possible that a plaintiff could bring a potentially novel factual situation to challenge the ETA, but it is our opinion that sound reason and argument supports the notion that the ETA is constitutional under New Mexico substantive law.

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* * *

All of our opinions set forth herein are subject to the following qualifications, limitations, and assumptions:

1.            Our opinions herein are based on our evaluation of the existing judicial decisions and arguments related to the factual circumstances likely to exist at the time of a New Mexico Contract or Takings Clause challenge to a legislative action claimed to an impairment or taking of a bondholder’s property and are intended to express our belief as to the result of if existing judicial decisions are properly applied in a properly prepared and presented case. The prevailing law and circumstances assumed herein could change materially following the issuance of this opinion. We note that judicial analysis relating to the New Mexico Contract and Takings Clauses and the retroactive effect given to judicial decisions has typically proceeded on a case-by-case basis and that the courts’ determinations, in most instances, are strongly influenced by the facts and circumstances of the particular case. We further note that we are aware of no reported controlling judicial precedent directly on point. Our analysis is necessarily a reasoned application of judicial decisions. Moreover, the application of equitable principles (including the availability of injunctive relief or the issuance of a stay pending appeal) is subject to the discretion of the court asked to apply them. We cannot predict the facts and circumstances which will be present in the future and may be relevant to the exercise of such discretion. Consequently, there can be no assurance that a court will follow our reasoning or reach the conclusion which we believe current judicial precedent supports. Nor is there any assurance that any award of just compensation would be sufficient to pay the full amount of principal and interest on the bonds. It is our and your understanding that none of the foregoing opinions is intended to be a guarantee as to what a particular court would actually hold, rather each such opinion is only an expression as to the decision a court may reach if the issue were properly prepared and presented to it and the court followed what we believe to be the applicable legal principles under existing judicial precedent. The recipients of this letter should take these considerations into account in analyzing the risks associated with the subject transaction.

2.            Our opinions assume that a legislative action would substantially impair the Energy Transition Property, and by extension the Bonds secured by that property, if it significantly affects the amount of the Energy Transition Charges, impairs the ability to collect it, or otherwise prevents payment of the Bonds. The determination of whether particular legislative action constitutes a substantial impairment of a particular contract is a fact-specific analysis, and nothing in this letter expresses any opinion as to how a court would resolve the issue of “substantial impairment” with respect to the Energy Transition Property, the Energy Transition Charges, or the Bonds vis-à-vis a particular legislative action.

3.            Our opinions assume the Issuer is duly constituted and the relevant transactions described above have occurred in compliance with the Financing Order, that the ETA is valid, and that the evidences of indebtedness, securities, and agreements related to the subject financing are duly issued, executed, valid, and binding in all pertinent respects.

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4.            The rights of the bondholders may be subject to bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights heretofore or hereafter enacted to the extent constitutionally applicable and their enforcement may also be subject to the exercise of judicial discretion in appropriate cases.

5.            This opinion letter is limited to the laws of the State of New Mexico, and we express no opinion and make no statement as to the laws of any other jurisdiction.

6.            This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters herein expressly stated. The opinions expressed herein are expressed and made as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law or any judicial decisions which may hereafter occur. Without limiting the foregoing, we express no opinion as to any actions that may be required to be taken under any applicable law in order to create, perfect or maintain the perfection of any security interest referred to herein.

While a copy of this opinion letter may be posted to an internet website required under Rule 17g-5 under the Securities and Exchange Act of 1934, as amended, and maintained by PNM solely for the purpose of complying with such rule, this opinion letter is solely for the benefit of the recipients identified in Schedule A to this opinion letter in connection with the transactions described supra and may not be quoted, used or relied upon by, nor may copies be delivered to, any other person (including without limitation, any governmental or regulatory agency and all purchasers of Bonds other than the underwriters named in the Underwriting Agreement), nor may such recipients rely on this letter for any other purpose, without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement filed with the Securities and Exchange Commission, and to all references to our firm included in or made a part thereof. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the related rules and regulations.  We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions or statements expressed above, including any changes in applicable law which may hereafter occur.

Very truly yours,

Miller Stratvert P.A.

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EXHIBIT A

Addressees

U.S. Bank Trust Company, National Association, as Indenture Trustee

190 S. LaSalle Street, 7th Floor

Chicago, Illinois 60603

U.S. Bank National Association, as Securities Intermediary

190 S. LaSalle Street, 7th Floor

Chicago, Illinois 60603

Moody’s Investors Service, Inc.

25th Floor, 7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention: ABS/RMBS Monitoring Department

S&P Global Ratings

55 Water Street

New York, New York 10041

Attention: Structured Credit Surveillance

To each of the following, for itself and as Representatives of the Underwriters of the Bonds:

RBC Capital Markets, LLC

Brookfield Place

200 Vesey Street, 8th Floor

New York, New York 10281

Citigroup Global Markets Inc.

388 Greenwich Street, 6th Floor

New York, New York 10013

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